Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS 2013 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

Palo Alto, CA — March 13, 2014 — Anacor Pharmaceuticals (NASDAQ:ANAC) today announced its financial results for the fourth quarter and year ended December 31, 2013.

“2013 was a transformational year for Anacor, as we advanced our two late-stage programs and successfully resolved our arbitration with Valeant, which led to a significant cash settlement,” said David Perry, Chief Executive Officer of Anacor Pharmaceuticals.  “We expect continued progress for Anacor in 2014, with the potential approval and commercial launch of our lead compound, tavaborole, and the initiation of Phase 3 clinical trials of AN2728 in mild-to-moderate atopic dermatitis patients.”

Fourth Quarter 2013 Highlights and Recent Developments

Clinical Update and Anticipated Milestones

•                  Tavaborole — our lead topical antifungal investigational product candidate for the potential treatment of mild-to-moderate toenail onychomycosis.  Onychomycosis is a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States.

•                  On October 1, 2013, we announced that our New Drug Application (NDA) for tavaborole was accepted for filing by the U.S. Food and Drug Administration (FDA) indicating that the application was sufficiently complete to permit a substantive review. The Prescription Drug User Fee Act (PDUFA) V goal date is July 29, 2014.

•                  In January 2014, we presented a poster at the Winter Clinical Dermatology Conference with results from an in vitro nail penetration study conducted with ex vivo fingernails to measure the penetration of tavaborole topical solution, 5% through nail polish.  The study demonstrated that tavaborole topical solution, 5% was able to penetrate through one coat of a commercial brand nail polish.

•                  Subject to FDA approval, we anticipate launching tavaborole in the second half of 2014.

•                  AN2728 — our lead topical anti-inflammatory product candidate for the treatment of mild-to-moderate atopic dermatitis and psoriasis.  Atopic dermatitis is a chronic rash characterized by inflammation and itch and affects approximately 40 million people in the seven major pharmaceutical markets, including 10% to 20% of infants and young children.  The majority of atopic dermatitis cases are mild-to-moderate.

•                  In November 2013, we reported results from a MUSE (maximal use systemic exposure) study in pediatric and adolescent patients with atopic dermatitis.  The results of this study demonstrate that AN2728 ointment, 2% appears to be safe, well-tolerated, and efficacious when applied twice daily to patients, ages two to 18 years with atopic dermatitis affecting a very large percentage of their body surface area.  Detailed results of this study were reported in a press release we issued on November 12, 2013.

•                  In December 2013, we completed a TQT (thorough QT) Phase 1 cardiac safety study for AN2728 in approximately 180 healthy volunteers.  The primary endpoint of this study was the assessment of change from baseline ECG (specifically QT/QTc interval) following multiple doses of AN2728 ointment, 2% as compared to vehicle ointment at Day 9.  Study results indicate that AN2728 ointment, 2% did not have any significant effect on the primary endpoint and was, therefore, acceptable from a cardiac safety perspective.  AN2728 ointment, 2% was generally safe and well-tolerated with the most common adverse events being application site reactions.

•                  In February 2014, we completed a clinical drug-drug interaction study that demonstrated AN2728 does not interact with cytochrome P450 subtype 2C9.

•                  In February 2014, we successfully completed an End of Phase 2 meeting with the FDA for the topical treatment of mild-to-moderate atopic dermatitis with AN2728 ointment, 2%.  We reached agreement on all major parameters of the Phase 3 trial design.

•                  We plan to initiate two Phase 3 studies of AN2728 in mild-to-moderate atopic dermatitis patients within the next 45 days and a long-term safety trial to evaluate the safety of intermittent use of AN2728 ointment, 2% for up to 12 months.  Further details concerning these Phase 3 and long-term safety studies were included in a press release we issued on February 27, 2014.

Research Agreement

On October 16, 2013, we entered into a research agreement with the United States Department of Defense, Defense Threat Reduction Agency (DTRA) to design and discover new classes of systemic antibiotics over a three and a half year period.  The work of a consortium, including Anacor, the University of California, Berkeley and Colorado State University, is funded by a $13.5 million award from DTRA’s R&D Innovation and Systems Engineering Office, which was established to search for and execute strategic investments in innovative technologies for combating weapons of mass destruction.  The $13.5 million award is available to fund $2.7 million of research reimbursements for the eleven month period through September 30, 2014, and an additional $5.0 million and $5.7 million will become available upon DTRA exercising their options to fund the subsequent twelve- and nineteen-month periods, respectively.

Corporate

On October 27, 2013 we entered into a settlement agreement with Valeant Pharmaceuticals International, Inc. (Valeant) in which Valeant agreed to pay us $142.5 million to settle all existing and future claims, including the recent arbitration with Valeant related to Dow Pharmaceutical Sciences (DPS), our dispute with Medicis Pharmaceutical Corporation and all other disputes between Anacor, Valeant and DPS related to Anacor’s intellectual property, confidential information and contractual rights.  We received the $142.5 million payment on November 7, 2013.

On March 10, 2014, we announced the appointment of Vince Ippolito as Executive Vice President and Chief Commercial Officer.  Mr. Ippolito has over 25 years of experience leading specialty medical sales and marketing efforts at Valeant, Medicis and Novartis AG.  Mr. Ippolito recently served as Senior Vice President, General Manager, Aesthetics at Valeant following its acquisition of Medicis in December 2012.  Mr. Ippolito joined Medicis in 2003 as General Manager of Dermatology products, became Senior Vice President of North American Sales in 2006 and served as Executive Vice President, Sales and Marketing from 2008 until Medicis was acquired.

Selected Fourth Quarter and Full Year 2013 Financial Results

•                  Revenues for the quarter ended December 31, 2013 were $8.5 million, compared to $3.3 million for the comparable period in 2012. The increase was primarily due to the recognition of the remaining $4.8 million of deferred revenue under the Medicis agreement as a result of the termination of that agreement in October 2013.  The remaining increase was due to revenue recognized for research services performed under the Bill and Melinda Gates (Gates) Foundation and DTRA agreements, partially offset by declines in revenues and earned milestones for research work under other research and development agreements, including those with not-for-profit organizations for neglected diseases and Eli Lilly and Company (Lilly).  Revenues for 2013 were $17.2 million, compared to $10.7 million in 2012.  The increase in revenues was primarily due to research work performed under our agreements with the Gates Foundation and DTRA and the recognition of the remaining deferred revenue under the Medicis agreement. Revenue and earned milestones from our neglected diseases programs and our collaboration with Lilly decreased in 2013 as compared with 2012.

•                  Research and development expenses for the fourth quarter of 2013 were $12.8 million, compared to $12.0 million for the comparable period in 2012.  Research and development expenses for 2013 were $46.6 million, compared to $52.3 million in 2012.  Research and development expenses increased in the fourth quarter 2013 as compared with the same quarter in 2012, primarily due to an increase in clinical trial activity in our AN2728 program and increases in expenses related to our research agreements with the Gates Foundation and DTRA.  These increases were partially offset by decreases in expenses relating to our clinical trial activity for our tavaborole program and decreases in our research activities for our neglected diseases programs.  The decrease in expenses for 2013 compared to 2012 was mainly due to lower clinical trial activity for our tavaborole program and a net decrease in our other research collaboration activities, partially offset by increases related to clinical trial activities for our AN2728 program and research activities under our new agreements with the Gates Foundation and DTRA.

•                  General and administrative expenses for the fourth quarter of 2013 were $4.0 million, compared to $2.8 million for the comparable period in 2012.  General and administrative expenses for 2013 were $20.7 million compared to $11.6 million in 2012.  The increases in the fourth quarter of 2013, compared to the same period in 2012 were due to increases in salaries, pre-commercialization activities for tavaborole, recruiting activities and stock-based compensation.  The increase for the year ended 2013 as compared to the same period in 2012 resulted primarily from an increase in legal fees related to our legal proceedings with Valeant and Medicis, pre-commercialization activities for tavaborole, salaries and stock-based compensation.

•                  Litigation settlement gain of $142.5 million was recorded in the fourth quarter of 2013 as a result of our settlement agreement with Valeant.

•                  Cash, cash equivalents and investments totaled $166.8 million at December 31, 2013, compared to $45.7 million at December 31, 2012.  Balances at December 31, 2013 and 2012 include short-term and long-term investments and also include $4.6 million and $0.2 million of restricted investments, respectively.

Conference Call and Webcast

Anacor will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, during which management will discuss Anacor’s financial results and recent developments. The call can be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on Anacor’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered eight compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds — tavaborole, an antifungal for the treatment of mild-to-moderate onychomycosis, and AN2728, an anti-inflammatory PDE-4 inhibitor for the treatment of mild-to-moderate atopic dermatitis and psoriasis.  In addition to its two lead product candidates, Anacor has discovered three other wholly-owned clinical product candidates — AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively, and AN3365, an antibiotic for the treatment of infections caused by Gram-negative bacteria.  Anacor has also discovered three other compounds that have been out-licensed for further development — one is licensed to Eli Lilly and Company for the treatment of an animal health indication, the second compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative, or DNDi, for human African trypanosomiasis (HAT, or sleeping sickness) and the third compound is licensed to GlaxoSmithKline, LLC for tuberculosis.  Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in earlier stages of research and pre-clinical development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding the potential FDA approval of tavaborole, our planned commercial launch of tavaborole, our potential initiation of Phase 3 studies of AN2728 and other milestones and our clinical plans.  Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including the timing of the initiation of the Phase 3 studies for AN2728; risks relating to patient accrual and execution on clinical plans; the timing for potential approval of tavaborole by the FDA; the potential for success of tavaborole and our AN2728 compound; and other matters that are described in Anacor’s Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

ANACOR PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)
Revenues:
Contract revenue	$8,485	$3,288	$17,228	$10,740
Total revenues	8,485	3,288	17,288	10,740

Operating (income) expenses:
Research and development (1)	12,796	11,999	46,561	52,318
General and administrative (1)	4,039	2,762	20,650	11,614
Litigation settlement gain	(142,500)	—	(142,500)	—
Total operating (income) expenses	(125,665)	14,761	(75,289)	63,932

Income (loss) from operations	134,150	(11,473)	92,517	(53,192)
Interest income	12	19	55	72
Interest expense	(1,102)	(1,006)	(4,051)	(2,914)
Loss on early extinguishment of debt	—	—	(1,381)	—
Other expense	(606)	(16)	(669)	(53)
Income (loss) before provision for income taxes	132,454	(12,476)	86,471	(56,087)
Provision for income taxes	1,706	—	1,706	—
Net income (loss)	$130,748	$(12,476)	$84,765	$(56,087)

Net income (loss) per common share:
Basic	$3.19	$(0.36)	$2.16	$(1.76)
Diluted	$3.01	$(0.36)	$2.10	$(1.76)

Weighted-average number of common shares used in calculating net income (loss) per common share:
Basic	40,935,760	34,618,080	39,178,289	31,901,966
Diluted	43,462,725	34,618,080	40,320,187	31,901,966

(1)         Includes the following noncash, stock-based compensation expenses:

Research and development expenses	$860	$489	$2,770	$1,973
General and administrative expenses	$570	$378	$1,963	$1,629

ANACOR PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEET DATA

(in thousands)

	December 31,
	2013	2012 (1)

Cash, cash equivalents and investments (2)	$166,815	$45,713
Total assets	172,165	51,071
Notes payable	28,018	25,667
Accumulated deficit	(130,446)	(215,211)
Total stockholders’ equity	121,432	4,811

(1)         Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012

(2)         Balances at December 31, 2013 and 2012 include short-term and long-term investments and also include $4.6 million and $0.2 million of restricted investments, respectively.

Contact:

Anacor Pharmaceuticals, Inc.

Geoff Parker

Chief Financial Officer

650.543.7516

DeDe Sheel

Senior Director, Investor Relations and Corporate Communications

650.543.7575